Exhibit 99.1

Equinix and GIC to Invest US$525 Million to Build Hyperscale Data Centers in Korea

Two xScale™ data centers in Seoul to accommodate growing demand for digital infrastructure

REDWOOD CITY, Calif., Jan. 26, 2022 /PRNewswire/ -- Equinix, Inc. (Nasdaq: EQIX), the world's digital infrastructure companyTM, today announced the signing of an agreement to form a US$525 million joint venture in the form of a limited liability partnership with GIC, Singapore's sovereign wealth fund, to develop and operate two xScale data centers in Seoul, Korea. This new joint venture will bring the global xScale data center portfolio to more than US$8 billion across 36 facilities, and an expected greater than 720 MW of power capacity when completed and fully constructed.

Charles Meyers, President and CEO, Equinix, commented, "More and more organizations are embracing a digital-first strategy to scale their operations, enhance the experiences of their customers, and unlock the value of technologies like 5G, IoT, artificial intelligence (AI) and machine learning (ML). Korea and the broader Asia-Pacific market are both enablers and beneficiaries as organizations prioritize digital transformation. To address demand for cloud and digital infrastructure, we have continued to invest in the region through the expansion of International Business ExchangeTM (IBX®) capacity and locations, as well as the expansion of our hyperscale program, xScale, in Australia, and now Korea."

The two facilities under this joint venture, to be named SL2x and SL3x, are expected to provide more than 45 megawatts (MW) of power capacity to serve the unique core workload deployment needs of hyperscale companies, including the world's largest cloud service providers. With more hyperscale providers expanding in Korea to support businesses' digital infrastructure needs, the cloud computing market in the country is expected to flourish. According to IDC Korea, based on its recent publication of 'Korea Cloud IT Infrastructure Market Forecast, 2021', the Cloud IT infrastructure market in Korea is expected to reach an average annual growth rate (CAGR) of 15% over the next five years, reaching approximately US$1.86 billion (2.2189 trillion won) in sales by 2025.1 The Global Interconnection Index (GXI Vol. 5), an annual market study recently published by Equinix, also estimates that Seoul will have the most interconnection bandwidth from hyperscale providers within Asia-Pacific by 2024.

To date, seven xScale data centers have opened globally, with more currently under development. The establishment of xScale data centers in Korea will allow hyperscale providers to add core deployments to their existing access point footprints at Equinix, enabling their growth on a single platform that can immediately span 65 global metros and offer direct interconnection to their customers and strategic business partners.

Highlights/Key Facts:

  Equinix entered the Korean market in 2019 with its first IBX, SL1. At the facility, customers can connect their corporate IT infrastructure to global hyperscale providers, including Alibaba Cloud, Amazon Web Service, Google Cloud, Microsoft Azure and Oracle Cloud, via Equinix FabricTM, for a high-performance solution and enhanced user experience. With this xScale expansion, these hyperscale providers can continue to grow at Equinix, in close proximity to an ecosystem of more than 10,000 customers on its growing platform of more than 235 data centers around the world.
  xScale data centers offer access to Equinix's comprehensive suite of interconnection and digital services. These services will tie into the hyperscale companies' existing access points at Equinix, thereby increasing the speed of connectivity to their existing and future enterprise customers.
  The two new xScale facilities in Korea will also align with Equinix's Future First sustainability strategy and 100% renewable energy goal. Equinix has operated with 100% renewable energy in Korea since 2020. Equinix is also the first in the data center industry to commit to reaching global climate-neutrality by 2030, backed by its science-based targets (SBT) and sustainability innovation agenda. Equinix has continued to make advancements in the way it designs, builds and operates its data centers with high energy-efficiency standards, and all xScale data centers are expected to be LEED certified (or the equivalent regional certification).
  Under the terms of Equinix's joint venture agreement with GIC, GIC will own an 80% equity interest in the joint venture, and Equinix will own the remaining 20% equity interest. The joint venture is expected to close in Q1 2022, pending regulatory approval and other closing conditions.

Additional Resources

  Equinix and PGIM Real Estate Enter into a US$575 Million JV to Extend Hyperscale Data Center Program into Australia [press release]
  Equinix and GIC to Add $3.9B to Expand xScale Data Center Program [press release]
  Hyperscale Connectivity Drives $3 Billion in Data Center Projects by Equinix and JV Partners [press release]
  How Hyperscale Data Centers Can Power Cloud Provider Success [Equinix blog]
  Learn more about Platform Equinix [website]

About Equinix

Equinix (Nasdaq: EQIX) is the world's digital infrastructure company, enabling digital leaders to harness a trusted platform to bring together and interconnect the foundational infrastructure that powers their success. Equinix enables today's businesses to access all the right places, partners and possibilities they need to accelerate advantage. With Equinix, they can scale with agility, speed the launch of digital services, deliver world-class experiences and multiply their value.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks related to Equinix's ability to complete the closing of the joint venture on the proposed terms and schedule; risks related to Equinix or GIC being able to satisfy their respective closing conditions related to the joint venture, including obtaining regulatory approval; any inability of Equinix, GIC or the joint venture to obtain financing as needed; risks related to whether the data centers which will be developed and contributed to the joint venture will be integrated successfully, and whether such development and integration may be more difficult, time-consuming or costly than expected; risks that the expected benefits of the joint venture will not occur; the challenges of operating and managing data centers and developing, deploying and delivering Equinix services; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; competition from existing and new competitors; the loss or decline in business from key hyperscale companies; disruption from the joint venture making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see recent Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

CONTACT: Equinix Media Relations: press@equinix.com; Equinix Investor Relations: invest@equinix.com

1https://www.idc.com/getdoc.jsp?containerId=prAP48159621

CONTACT: Equinix Media Relations: press@equinix.com; Equinix Investor Relations: invest@equinix.com